Exhibit 99.1

Appliance Recycling Centers of America Regains Compliance with Nasdaq Listing Rule

MINNEAPOLIS, Sept. 8, 2017 /PRNewswire/ -- Appliance Recycling Centers of America (Nasdaq: ARCI) (the "company"), a leading provider of utility appliance recycling programs, announced today that on September 6, 2017 it received notification from the Listing Qualifications Department of The Nasdaq Stock Market ("Staff") that the company has regained compliance with Listing Rule 5550(a)(2).

On May 31, 2017, Staff notified the company that its common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days as required by the Listing Rules of The Nasdaq Stock Market. Since then, Staff has determined that for the last 10 consecutive business days, from August 21, 2017 to September 1, 2017, the closing bid price of the company's common stock has been at $1.00 per share or greater. Accordingly, the company is now fully compliant with all NASDAQ rules and this matter is now closed.

About ARCA

ARCA's business components are uniquely positioned to work together to provide a full array of appliance-related services. ARCA's regional centers process appliances at end of life to remove environmentally damaging substances and produce material byproducts for recycling for utilities in the U.S. and Canada. Eighteen company-owned stores under the name ApplianceSmart, Inc.® sell new appliances directly to consumers and provide affordable ENERGY STAR® options for energy efficiency appliance replacement programs.

Forward Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA's future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with the general economic conditions, competition in the retain and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA's periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

SOURCE Appliance Recycling Centers of America

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Contact:
Rachel Holmes

Executive Vice President

Appliance Recycling Centers of America, Inc.

Tel: 952-930-9000

Email: rholmes@arcainc.com